                                                                    EXHIBIT 11.1

                                SOLOPOINT, INC.

                      WEIGHTED AVERAGE SHARES COMPUTATION

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
                                            YEARS ENDED       SIX MONTHS ENDED
                                           DECEMBER 31,            JUNE 30
                                        -------------------- -------------------
                                          1995       1996      1996      1997
                                        ---------  --------- --------- ---------
                                                      (UNAUDITED)
Weighted average common shares
 outstanding..........................    924,144  2,461,715   922,748 3,499,780
Common equivalent shares from stock
 options, warrants, and Series A-6 and
 A-7 preferred stock granted or issued
 during the twelve-month period(1)....  1,050,185            1,050,185
Convertible preferred stock, as if
 converted............................
                                        ---------  --------- --------- ---------
                                        1,974,329  2,461,715 1,972,933 3,499,780
                                        =========  ========= ========= =========
(1)Calculated as follows:
  Series A-6 and A-7 convertible
   preferred stock issued during the
   period June 15, 1995 through June
   14, 1996...........................    642,853
  Issuance of common stock during the
   period June 15, 1995 through June
   14, 1996...........................    362,062
  Options granted during the period
   June 15, 1995 through June 14,
   1996...............................     50,300
                                        ---------
                                        1,055,215
  Shares assumed repurchased under the
   treasury stock method..............     (5,030)
                                        ---------
                                        1,050,185
                                        =========
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